Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated February 16, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of CIGNA Investment Securities, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Other Service Providers,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

January 24, 2005